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                                                                 EXHIBIT 10.2.5

                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT made as of the first day of December, 1999, by and between the person whose name appears on the signature page of this agreement ("Executive") and Bacou USA, Inc., a corporation organized and existing under the laws of Delaware ("Company").

                              W I T N E S S E T H:

         WHEREAS, Company wishes to employ Executive as President and Chief Executive Officer of Company according to the terms of this Agreement; and

         WHEREAS, Executive is willing to enter into this Agreement according to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, Company and Executive hereby agree as follows:

                  1. EMPLOYMENT; DIRECTORSHIP; REPORTING AND DUTIES.

                  (a) Effective January 1, 2000, Company shall employ Executive, and Executive shall serve as President and Chief Executive Officer of Company, located at its Smithfield, Rhode Island headquarters.

                  (b) During the term of this Agreement, Executive shall be nominated annually to serve as a Director of the Company and, as a Director, Executive shall serve as a member of the Executive Committee of the Board of Directors. During the term of this Agreement, Executive shall be classified as an employed Director and shall not be entitled to receive compensation designated for non-employee Directors.

                  (c) Executive's reporting relationship will be according to the organization chart of Company, as in effect from time to time. Executive acknowledges that, effective January 1, 2000, he shall report to Walter Stepan in his capacity as Co-Chairman of the Company (the "Reporting Co-Chairman"). The Executive shall be a member of the Office of the Chairman consisting of the two Co-Chairmen of Company, the Chief Executive Officer of Company and the Chief Operating Officer of Company. Executive's duties shall be those ordinarily assigned to a President and CEO, subject to specific written definition by the Company at any time and subject to the description of duties and responsibilities specifically assigned and reserved to Walter Stepan pursuant to his Employment Agreement with the Company, as they may be amended from time to time. Executive agrees to faithfully perform the duties assigned to him to the best of his ability, to comply with all applicable laws and the written policies and procedures


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         of Bacou USA, Inc. as in effect from time to time and as then applicable to its subsidiaries and divisions (the "Policies and Procedures") and, except for vacations, periods of temporary illness and activities permitted herein, to devote his full time and attention to the business of Company.

         2. PERIOD OF EMPLOYMENT. The term of employment covered by this Agreement shall commence January 1, 2000 and shall continue until December 31, 2002 (the "Initial Term"). This Agreement will be extended for successive two year terms following the Initial Term (each a "renewal term"), unless either party notifies the other at least six months prior to the end of the Initial Term or any renewal term that such party elects not to renew the Agreement. If either party notifies the other that he or it makes the foregoing election, Company may, at its option, decide that Executive shall take a leave-of-absence for part or all of the remaining term, continuing to receive all compensation (including but not limited to base salary, incentive compensation, stock options and benefits) as if actively working.

         3. TERMINATION. Executive's employment under this Agreement shall be terminated upon the first to occur of the following:

           (a) Conclusion of the Initial Term or any renewal term following notice given pursuant to Section 2 of this Agreement, or upon any direct (Bacou S.A.) or indirect (Bacou family) change of control of Company.

           (b)      Death of the Executive.

           (c) Executive becoming permanently disabled. "Permanent disability" shall mean physical or mental incapacity of a nature which, in the reasonable judgment of Company, prevents Executive from performing his duties under this Agreement for a period of more than eighteen (18) cumulative months during the Initial Term or more than twelve (12) cumulative months during any renewal term.

           (d) The Executive's employment being terminated by Company for cause. Termination for cause shall mean termination by action of the Board of Directors of Bacou USA, Inc. because of: (i) the willful failure of Executive to perform his duties and obligations under this Agreement; (ii) the failure of Executive to execute in a reasonable and responsible manner the written Policies and Procedures;
                    (iii) gross negligence in the performance of his duties under this Agreement; (iv) the commission by Executive of a crime; (v) engaging in any activity that is competitive with the business of the Company; (vi) engaging in fraudulent, unethical, dishonest or other similar activities which Company reasonably determines would adversely affect Company or the conduct of its business; or (vii) the voluntary or involuntary personal bankruptcy of Executive.


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         4. COMPENSATION AND BENEFITS.

              (a) Executive shall receive regular compensation (the "Base Salary") at the initial rate per annum of Four Hundred Fifty Thousand Dollars ($450,000) for the period January 1, 2000 through December 31, 2000. The Base Salary shall be payable in arrears less the usual payroll deductions at the same times and in the same manner as salaries paid to other employees of Company. The Base Salary shall be reviewed annually during the first quarter of each year of Executive's period of employment for possible increase.

              (b) In addition to the Base Salary, Executive shall receive a bonus payment for each year of this Agreement payable within ninety (90) days following the end of the year to which the bonus relates. The amount of bonus to be paid for the years 2000 through 2002 shall be determined pursuant to the plan adopted by the Board of Directors at its meeting on October 16, 1999, a copy of which is attached to this Agreement (the "Bonus and Option Plan"). Executive acknowledges that, by participating in the Bonus and Option Plan, he thereby waives any right to participate in any other incentive compensation plan of Company during 2000 - 2002. The amount of bonus to be paid for any renewal term shall be determined pursuant to a written plan adopted by the Board of Directors or its Compensation Committee, which plan shall be distributed to Executive at least seven months prior to the commencement of such renewal term.

              (c) Executive shall be entitled to be granted stock options for the years 2000 through 2002 pursuant to the Bonus and Option Plan. For any renewal term, the amount, exercise price and vesting period of stock options to be granted to Executive shall be determined pursuant to a written plan adopted by the Board of Directors or its Compensation Committee, which plan shall be distributed to Executive at least seven months prior to the commencement of such renewal term.

              (d) Executive shall be entitled to participate in all savings, thrift, retirement or pension, short-term and long-term disability, health, accident, hospitalization, holiday, vacation, life insurance and other fringe benefit programs generally available to executives of Company in accordance with and subject to the terms and conditions of such programs. Company shall have the right to purchase key man life insurance on the Executive's life at Company's expense, and Executive agrees to submit to any necessary physical examination and to sign such documents and releases as may be necessary for Company to purchase such insurance.

              (e) Company shall pay Thirty-Six Thousand Dollars ($36,000) per annum for a supplemental retirement plan for Executive, the structure of which shall be selected by Executive from generally recognized programs (e.g., split dollar life insurance, "rabbi trust," guaranteed annuity, etc.). Such annual Company contributions shall be made as soon as practicable following the beginning of the year to which they apply and shall be fully vested upon payment.


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              (f) Executive shall undergo and (to the extent not paid or reimbursed by applicable medical insurance) Company shall pay all costs associated with an annual comprehensive physical examination of Executive to be conducted by a physician or facility acceptable to both parties. Company shall receive a full report directly from the examining physician, including all test results.

              (g) Company shall pay or reimburse the reasonable costs associated with the preparation and filing of Executive's personal income tax returns for the tax years included within the term of this Agreement. Within thirty days following the filing of each such personal income tax return, Executive shall provide written confirmation signed by his income tax preparer and himself that such return has been filed. This provision shall apply to all income tax returns required by the laws of the United States of America or any State thereof.

              (h) Executive shall be entitled to the benefits accorded to him as President and Chief Executive Officer of Company pursuant to the Policies and Procedures, including travel, expense reimbursement and leased vehicle policies in effect from time to time; provided, however, that the maximum monthly lease amount for Executive's vehicle shall be equal to 125% of the amount applicable to division presidents under such policy.

              (i) Executive shall be entitled to reimbursement for the dues associated with a full membership at Kirkbrae Country Club.

              (j) Executive shall be entitled to twenty (20) days of vacation per annum pursuant to the applicable vacation policy of the Company. To the extent the Executive does not take all vacation days, the remaining days will be carried forward for an unlimited period or, at the election of the Executive, be paid to the Executive at the level of his Base Salary in effect for the year in which the days were not taken. Such election may be exercised at any time by Executive.

              (k) When traveling on Company business, Executive is entitled to fly first-class on domestic trips when he determines in his reasonable judgement that the enhanced productivity would outweigh the additional cost. Executive is entitled to fly business class on international trips.

              (l) Executive is entitled to attend at least eight days of professional education classes annually at the expense of Company, the subject matter of which shall relate to the business and legal affairs of Company. Company will reimburse the costs associated with Executive maintaining his status as a member in good standing of the bar and its local association.

              (m) In the event of any direct (Bacou S.A.) or indirect (Bacou family) change of control of Company, this Agreement shall convert to a guaranteed minimum payment to Executive, payable upon such change of control, which shall be equal to the sum of (i) the total salary that would be payable to him from such date until the end of


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the then current term of this Agreement at the then current salary rate, plus
(ii) the total maximum amount of bonus potentially available to him from such date until the end of the then current term of this Agreement pursuant to the bonus plan then in effect, plus (iii) the total maximum number of options potentially available to him from such date until the end of the then current term of this Agreement pursuant to the stock option plan then in effect, such option grant to be effective prior to the effective date of any such change in control at an exercise price equal to the closing price for the Company's shares on October 16, 1999, plus (iv) the present value of all other benefits under this Agreement from such date until the end of the then current term of this Agreement.

         5.LIMITATIONS ON AUTHORITY. The actions of Executive are subject to limitations on his authority as specified in his job description and in the Policies and Procedures (together, the "Limitations on Authority"). Except as otherwise provided herein, Executive must obtain approval from the Reporting Co-Chairman prior to Executive taking any action on behalf of Company or any of its affiliates which would exceed his Limitations on Authority.

         Should the Reporting Co-Chairman be unavailable, if an emergency arises which requires Executive to take immediate action in which approval as set forth in his Limitations on Authority would otherwise be required, Executive should first seek approval from the other Co-Chairman of Bacou USA, Inc. If the other Co-Chairman also is unavailable, then Executive is hereby authorized to make a decision in the best interests of Company. Executive will immediately inform the Reporting Co-Chairman in writing of any such decision made by him.

         6. NON-DISCLOSURE OF INFORMATION. It is understood that the business of Company and its affiliates is of a confidential nature. During the period of Executive's employment with Company, Executive may have received and he may receive Confidential Information (as hereinafter defined) concerning Bacou USA, Inc., Company or any of Company's affiliates, subsidiaries or third party contractors which, if disclosed, would damage such entities. Executive agrees that during the period that this Agreement is in effect and thereafter he will not (except as authorized by Company or in the proper performance of his duties hereunder or except as ordered by a court or other body of competent jurisdiction or as otherwise required by law), directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or Confidential Information or knowledge obtained by him during the term hereof. For purposes of this Agreement, "Confidential Information" shall include, but shall not be limited to, information pertaining to trade secrets, systems, manuals, confidential reports, methods, processes, designs, equipment lists, operating procedures, business records (e.g. financial, vendor, customer and employee records) and customer lists. Upon termination of his employment, Executive shall promptly deliver to Company all materials owned by Company and all Confidential Information which is, directly or indirectly, in the possession or under the control of Executive. The provisions of this paragraph shall continue to apply for an unlimited period of time (or, if shorter, the maximum period permissible under applicable law) after the Executive ceases to be employed by Company.


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         7. PROPERTY. All letters, memoranda, documents, business notes
(including all copies thereof) and any information contained on any other media including computer disks and hard drives of the Executive in any manner relating to the duties of Executive under this Agreement are the property of Company and shall be delivered to Company immediately upon its request.

         8. TRADE SECRETS. Executive covenants that he shall, while employed by Company, assign, transfer, and set over to Company or its designee all right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights, copyright registrations, discoveries and/or other developments (hereinafter "Inventions") which he may, alone or in conjunction with others, during or outside normal working hours, conceive, make, acquire or suggest at any time which relate to the products, processes, work, research, or other activities of Bacou USA, Inc., Company or any of its subsidiaries or affiliates. Any and all Inventions which are of a proprietary nature and which Executive may conceive, acquire or suggest, either alone or in conjunction with others, during his employment with Company (whether during or outside normal working hours) shall be the sole and exclusive property of Company or its designee and Executive, whenever requested to do so by Company, shall, without further compensation or consideration, properly execute any and all applications, assignments or other documents which Company or its designee shall deem necessary in order to apply for and obtain Letters Patent of the United States and/or comparable rights afforded by foreign countries for the Inventions, or in order to assign and convey to Company or its designee the sole and exclusive right, title and interest in and to the Inventions. This obligation shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by Executive during his employment by Company, and shall be binding upon his assigns, executors, administrators, and other legal representatives.

         9. NON-COMPETITION. (a) During the period of Executive's employment by the Company and, at Company's option, for a period of one year after the termination of Executive's term of employment or any direct or indirect change in control, Executive agrees that he will not within the geographical area of the United States, engage, either directly or indirectly, individually or as an owner, partner, joint venturer, employee, officer, director, stockholder, consultant, independent contractor or lender of or to any corporation, holding Company or other business entity which is in a business similar to that of Company or any of its affiliates. In the event that Company chooses to exercise its option to prevent Executive from competing with Company following termination of his employment or change in control, Company shall notify Executive in writing within ten (10) business days following the later of his last day of employment or his notification to Company of the identity of his new employer. Such notice shall specify the period of one year following termination of the Agreement, during which competitive activity shall be prohibited. In the event Company exercises its option, Company shall continue to pay Executive his Base Salary at the rate applicable at the time of termination for the period during which Executive is prohibited from competing with Company and a bonus payment equal to his most recent annual bonus; provided, however, that Company shall not be obligated to make any such payments (and shall be entitled to a refund of any payments actually made) to the


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extent that Executive violates his obligation of non-competition or invalidates such obligation through legal action.

              (b) Executive shall not during the time that this Agreement is in effect, and for a period of three (3) years thereafter, employ, solicit for employment or arrange to have any other person or entity employ or solicit for employment any person who is or was employed by Company or any of its affiliated companies for other employment or induce any employee or former employee to terminate his or her employment with Company or such affiliate.

              (c) Executive will not hold other employment or engage in any other business activities without the prior written approval of the Reporting Co-Chairman. Executive may only serve as an officer, director, trustee or committee member, or in any similar position, of up to two (2) for-profit corporations, and up to three (3) trade associations and religious, charitable, educational, civic or other non-business organizations. Such service shall not be undertaken unless and until Executive obtains the prior written approval of the Reporting Co-Chairman, which will not be unreasonably withheld. Executive also may fulfill obligations as trustee or executor of trusts and estates of his family. The Executive represents and warrants to Company that he is now under no contract or agreement, nor will he execute any contract or agreement, that will in any manner interfere, conflict with or prevent him from performing his duties under this Agreement, recognizing that his performance hereunder will require the devotion of his full time and attention during and beyond regular business hours, including extensive travel.

              (d) If any provision of this Section is held to be unenforceable because of the scope, duration or area of its applicability or otherwise, the parties agree that this provision will be amended automatically to the maximum scope, duration or area, or all of them, allowable under applicable law.

         10. NOTICES. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) three (3) business days after mailing, if sent by registered or certified mail, postage prepaid, return receipt requested;
(iii) one (1) business day after mailing, if sent via overnight courier; or (iv) upon transmission, if sent by telex or facsimile except that if such notice or other communication is received by telex or facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All notices and other communications hereunder intended for Company shall be sent to 10 Thurber Boulevard, Smithfield, RI 02865 USA,
Attention: President, with a copy at the same address to General Counsel (both having facsimile telephone numbers of 401-232-2230), and for Executive to the address shown on his weekly payroll check; provided, however, that either party may change his or its address for receiving notices or may add persons to receive copies of notices by providing written notice to the other party in the manner provided in this section.

         11. FULL AND COMPLETE AGREEMENT; AMENDMENT. Executive and Company are parties to that certain Employment Agreement dated May 8, 1995, as amended, which will remain in force until December 31, 1999 (the "1995 Amended Agreement"). This


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Agreement, including any exhibits and schedules thereto, shall be effective
January 1, 2000, at which time the 1995 Amended Agreement shall be terminated and superseded by this Agreement. This Agreement also supersedes any other understandings or agreements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive. This Agreement may be modified only by a written instrument executed by both parties.

         12. CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island without reference to its conflicts of laws provisions.

         13. ARBITRATION. Notwithstanding the fact that the parties shall be entitled to equitable relief in order to enforce certain provisions hereunder (e.g., temporary restraining orders or injunctive relief), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the "Commercial Arbitration Rules" of the American Arbitration Association in effect on the date of this Agreement, except as varied below. The site of any such arbitration shall be Providence, RI and any award shall be deemed to be a Providence, RI award. There shall be a single arbitrator who shall be admitted to practice law in Rhode Island, with no less than ten (10) years experience in the handling of commercial or corporate matters or disputes. The arbitrator shall render a written decision stating his reasons therefor, and shall render an award within six (6) months of the request for arbitration, and such award shall be final and binding upon both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction in any state of the United States or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. The substantive law to be applied to any case determined pursuant to this
Section 13 is that of the State of Rhode Island. The expense of arbitration shall be borne by the respective parties except to the extent that the arbitrator shall determine that the entire expense shall be borne by a single party.

         14. BINDING NATURE. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

         IN WITNESS WHEREOF, Company and Executive have duly executed this Agreement as of the day and year first written above.

BACOU USA, INC.                                      EXECUTIVE

By: /s/  Walter Stepan       /s/ Philippe Bacou      /s/ Philip B. Barr
    ----------------------   ----------------------      ----------------------
Name:    Walter Stepan           Philippe Bacou          Philip B. Barr
Title:   Co-Chairman,            Co-Chairman
         President and CEO


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